Exhibit 99.1

Marker Therapeutics appoints Kathryn Penkus Corzo to Board of Directors

Houston, TX — November 5, 2025 – Marker Therapeutics, Inc. (Nasdaq: MRKR), a clinical-stage immuno-oncology company focusing on developing next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications, today announced the appointment of Kathryn Penkus Corzo, R.Ph., MBA to the Company’s Board of Directors, effective November 1, 2025.

Ms. Penkus Corzo has vast experience as a biopharma executive, drug developer and independent board director with more than 30 years of global leadership spanning R&D, clinical trials, regulatory approvals, commercialization, and corporate strategy across multiple therapeutic modalities and indications. Most recently, Ms. Penkus Corzo served as President and Chief Operating Officer at bit.bio Ltd, a biotech company pioneering the use of induced pluripotent stem cells (iPSCs) for human health. During her tenure, she built capabilities to expand the company’s portfolio of commercial products and therapeutic programs and established scalable operations contributing to value generation and revenue growth.

Prior to bit.bio, Ms. Penkus Corzo was Head of Oncology Cell Therapy Development and Partner at Takeda Ventures, where she led the buildout of Takeda’s clinical cell therapy expertise, advancing a portfolio that included CAR-T, CAR-NK, and iPSC-based programs. Earlier in her career, she held senior leadership positions at Sanofi Genzyme, Hoffmann-La Roche, Eli Lilly, and Syndax Pharmaceuticals, where she played key roles in developing and launching multiple global blockbuster cancer therapies.

“We are pleased to welcome Kathryn to our Board of Directors,” said Juan Vera, M.D., President and CEO of Marker Therapeutics. “We believe in the strong clinical benefit we have observed with our lead asset MT-601 and remain committed to advancing the APOLLO program towards a future pivotal study in patients with CAR-relapsed Diffuse Large B Cell Lymphoma (DLBCL). As we are advancing into the next stage of clinical development, we have decided to strategically strengthen our Board of Directors to support this critical next phase. Kathryn’s strong background in oncology and extensive experience in global product commercialization will be invaluable as we continue to advance our clinical and corporate objectives.”

“I am honored to join Marker’s Board of Directors at such a pivotal time for the Company,” said Ms. Penkus Corzo. “Marker’s Multi-Antigen Recognizing (MAR) T cell platform represents a next-generation approach in cell therapy—addressing key limitations of current treatments with the potential to offer improved clinical outcomes to patients with limited therapeutic options. I am inspired by the team’s scientific rigor and commitment to patients, and I look forward to contributing to the advancement of Marker’s clinical programs and long-term growth.”

About MAR-T cells

The multi-antigen recognizing (MAR) T cell platform (formerly known as multiTAA-specific T cells) is a novel, non-genetically modified cell therapy approach that selectively expands tumor-specific T cells from a patient's/donor’s blood capable of recognizing a broad range of tumor antigens. Unlike other T cell therapies, MAR-T cells allow the recognition of hundreds of different epitopes within up to six tumor-specific antigens, thereby reducing the possibility of tumor escape. Since MAR-T cells are not genetically engineered, Marker believes that its product candidates will be easier and less expensive to manufacture, with an improved safety profile compared to current engineered T cell approaches and may provide patients with meaningful clinical benefits.

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a Houston, TX-based clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumors. The Company was founded at Baylor College of Medicine, and clinical trials that enrolled more than 200 patients across various hematological and solid tumor indications showed that the Company’s autologous and allogeneic MAR-T cell products were well tolerated and demonstrated durable clinical responses. Marker’s goal is to introduce novel T cell therapies to the market and improve patient outcomes. To achieve these objectives, the Company prioritizes the preservation of financial resources and focuses on operational excellence. Marker’s unique T cell platform is strengthened by non-dilutive funding from U.S. state and federal agencies supporting cancer research.

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Forward-Looking Statements

This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research, development and regulatory activities and expectations relating to our non-engineered multi-tumor antigen specific T cell therapies; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; the timing, conduct, interim results announcements and outcomes of our clinical trials of our product candidates, including MT-601 for the treatment of patients with lymphoma or MT-401-OTS for the treatment of patients with acute myeloid leukemia (AML) or myelodysplastic syndromes (MDS). Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at WWW.SEC.GOV. The Company assumes no obligation to update its forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release except as may be required by law.

Media and Investor Contact

Marker Therapeutics, Inc.

+1 (713) 400-6400
investor.relations@markertherapeutics.com